EXHIBIT 2

                                    AGREEMENT

                  This Agreement is entered into as of the 8th day of October, 1996, by and among MobileMedia Corporation, a Delaware corporation ("MobileMedia"), WinStar Locate, Inc., a Delaware corporation ("WinStar Locate"), WinStar Communications, Inc., a Delaware corporation ("WinStar Communications"), and Locate L.L.C., a Delaware limited liability company ("Locate LLC"), as assignee of Local Area Telecommunications, Inc., a New York corporation ("Locate").

                  A. MobileMedia, Locate, WinStar Locate and WinStar Communica-tions are parties to that certain Purchase and Sale Agreement dated as of April 1, 1996 (the "Agreement").

                  B. Locate has assigned to Locate LLC, and Locate LLC has assumed from Locate, all rights and obligations under the Agreement pursuant to that certain Agreement of Formation dated as of April 28, 1995 among Locate Manager, Inc., a Delaware corporation, Locate and MobileMedia.

                  C. Section 11.3 of the Agreement permits such an assignment, on the condition that Locate LLC, as assignee of Locate, become a party to the Agreement along with Locate and MobileMedia, both of which shall remain obligated thereunder.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Locate LLC a Party to the Agreement. Pursuant to and subject to the terms of Section 11.3 of the Agreement, Locate LLC is hereby admitted as a party to the Agreement, and Locate LLC hereby assumes all duties and obligations of Locate under the Agreement. Notwithstanding the foregoing, as provided in Section 11.3, Locate shall remain a party to and continue to be liable under the Agreement.

                  2. Reference to and Effect on the Agreement. Except as expressly provided herein, the Agreement shall remain in full force and effect.

                  3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

                  4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be executed as of the date first above written.

                                 LOCATE L.L.C.,
                                 a Delaware limited liability company

                                 By:   Locate Manager, Inc.,
                                       a Delaware corporation,
                                       its Managing Member

                                       By: /s/ Michael Lorelli
                                       -------------------------
                                       Michael Lorelli
                                       President
Agreed.

MOBILEMEDIA CORPORATION,
a Delaware corporation


By: /s/ Michael Lorelli
    ---------------------------
    Michael Lorelli
    Chief Executive Officer

WINSTAR COMMUNICATIONS, INC.,
a Delaware corporation


By: /s/ Timothy R. Graham
    ---------------------------
    Timothy R. Graham
     Executive Vice President


WINSTAR LOCATE, INC.,
a Delaware corporation


By: /s/ Timothy R. Graham
    --------------------------
    Timothy R. Graham
    Its:  President


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